Smart-tek Completes Work on Projects Valued in Excess of $500,000

CORTE MADERA, Calif., April 4, 2006 Smart-tek Solutions, Inc. (OTCBB:STTK) announced today that its operating subsidiary, Smart-tek Communications Inc. (“SCI”), has completed work on the Bayshore I&J and One Harbour Green contracts.  The aggregate value of these contracts was in excess of $500,000.

“We are very happy to announce that we have successfully completed work on these projects” said Perry Law, President of SCI.  “We not only strive to be innovative leaders in our market, but we also strive to finish our jobs on time and on budget.  We are happy to say that once again, we have successfully met our objectives”.

The One Harbour Green project is owned and developed by ASPAC Developments Ltd., a major International Developer with a significant presence in Asia.  One Harbour Green was designed by James K.M. Cheng, a world renowned architect.  The 263 foot state of the art glass and Travertine hi-rise building consists of a total of 47 condos and 8 town homes.  Work for this project included providing proximity access controls, suite security systems, digital close circuit video and elevator controls.

The Harbour Green development at Coal Harbour consists of a total of 3 buildings.  The Two Harbour Green contract was awarded to Smart-tek and the Phase 3 contract has not been awarded as of yet.

Complete details and project status can be seen by accessing the following link:  http://www.harbourgreenplace.com

The 25 story Bayshore Towers I & J are located within the Bayshore Gardens, a major 23 acre comprehensive development encompassing some 1,618,000 sq. ft. of new, predominately residential development, distributed in 10 separate buildings.  Bayshore Towers I & J are owned and developed by Blue Tree Management (Canada) Ltd. who is also the owners and developers of Bayshore Gardens.  Blue Tree Management (Canada) Ltd. also own the high profile Westin Bayshore Hotel, adjacent to Bayshore Towers I & J.

Smart-tek supplied and installed a low voltage system consisting of the telephone/data backbone to the buildings, an integrated proximity access control system, intercom system, a CCTV system linked with the adjacent Westin Bayshore Hotel and elevator access system.

Complete details of Bayshore Gardens can be viewed at http://www.city.vancouver.bc.ca/commsvcs/currentplanning/urbandesign/br2pdf/coalharbour.pdf

About Smart-tek Solutions Inc.

Smart-tek Solutions Inc. is a technology holding company in the security and surveillance sector and poultry monitoring with its RTAC-PM bird flu containment system, providing turnkey state of the art systems design and installation through its wholly owned subsidiary, Smart-tek Communications, Inc. Smart-tek Communications, Inc. is the Company's initial acquisition in this sector and is appropriately positioned to pursue additional acquisitions in order to restore and enhance shareholder value.

Smart-tek Communication (“SCI”) is a market leader in providing surveillance technology solutions for the monitoring and containment of the H5N1 virus with the recent introduction of its RTAC-PM system.  This scaleable system has been designed to help countries contain the deadly avian flu virus currently threatening the world.

Smart-tek Communications Inc. is a market leader in integrated security, voice and data communication systems. Located in Richmond, British Columbia, SCI specializes in the design, sale, installation and service of the latest in security technology with proven electronic hardware and software products. SCI has positioned itself as a security systems leader in the Greater Vancouver area, supplying over 45% of new downtown core construction projects. Valued customers include major developers, general and electrical contractors, hospitals, Crown Corporations, law enforcement agencies and retail facilities. Projects range from high-end residential and commercial developments to system upgrades and monitoring contracts. SCI's continued growth and success is a direct result of providing a consistently superior product at competitive pricing to both new and existing clients. SCI's stellar client retention is in itself a testimonial to the overall excellence of the product designed and installed.

More information on Smart-tek Solutions’ RTAC-PM bird flu containment system can be found at www.smart-teksolutions.com/rfid.html.

More information on Smart-tek Solutions can be found at www.smart-teksolutions.com.

Notice Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding the Company's business which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Readers are directed to the Smart-tek Solutions reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its most recent annual report on Form 10-KSB for the year ended June 30, 2005 and quarterly report on Form 10-QSB the quarter ended December 31, 2005 for further information and factors that may affect Smart-tek

Solutions business and results of operations. Smart-tek Solutions Inc. undertakes no obligations to publicly update any forward-looking statements to reflect future events or circumstances.

Contact:

Peter Nasca

Peter Nasca Associates, Inc.

305-937-1711